EXHIBIT 10.18.2

Form of AMENDMENT TO RETENTION AGREEMENT

THIS AMENDMENT (the “Amendment”) is made to the Retention Agreement between Washington Group International, Inc., a Delaware Corporation (the “Company”) and                                     (the “Employee”) dated March 14, 2001, (the “Agreement”).  This Amendment is made as of this 20th day of August, 2002.

The Company previously entered into the Agreement with the Employee to assure that the Company would have the continued dedication of the Employee during a period in which there was a possibility of a significant restructuring or change of control of the Company.  The Company has determined that it is in its best interests to extend the Agreement with the Employee, as modified by this Amendment, to assure the continued dedication of the Employee for an additional period of time.  To accomplish this objective, the Board has authorized the Company to enter into this Amendment.  Capitalized terms in this Amendment have the definition used in the Agreement except where otherwise specified.

In consideration of the mutual promises set forth below, and for other good and valuable consideration, the sufficiency of which is acknowledged, the Company and the Employee hereby agree to amend the Agreement as follows:

6.                                       The definition of “Change of Control” is amended to read as follows:

“Change in Control” means and includes the occurrence of any one of the following events:

(v)                                 individuals who, as of May 31, 2002, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after May 31, 2002, and whose election or nomination for Election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a  director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the 1934 Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(vi)                              any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 33% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Corporation Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A)  any acquisition by Mr. Dennis R. Washington directly, or indirectly through his affiliates and associates, (B) an acquisition by the Company which reduces the number of Corporation Voting Securities outstanding and thereby results in any person acquiring beneficial ownership of more than 33% of the outstanding Corporation Voting Securities; (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Parent or Subsidiary, (D) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)); or

(vii)                           the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale; (A) more than 50% of the total voting power of (x) the company resulting from such Reorganization or the company which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Reorganization or Sale), (B) no person (other than (w) the Company, (x) Dennis R. Washington directly, or indirectly through his affiliates and associates, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 33% or more of the outstanding Corporation Voting Securities) is the beneficial owner, directly or indirectly, of 33% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A) (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(viii)                        approval by the stockholders of the Company of a complete liquidation or dissolution of the Company unless such transaction is a Non-Qualifying Transaction.

7.                                       The definition of “Target Bonus” is amended to read as follows:

“Target Bonus” means (a) 100% of the Employee’s Base Salary as in effect on March 31, 2001, for purposes of calculating the retention bonus payable to the Employee in 2001 and 2002 under paragraph 3; (b) 100% of the Employee’s Base Salary as in effect on December 31, 2002, for purposes of calculating the retention bonus payable to the Employee in 2003 under paragraph 3; and (c) 100% of the Employee’s Base Salary as in effect on the Employee’s last day of employment with the Company for purposes of calculating the severance benefit payable to the Employee under paragraph 4.

8.                                       Paragraph 3 of the Agreement is amended in its entirety to read as follows:

Retention Bonus.  The Company will pay to the Employee a retention bonus equal to 1.5 times the Employee’s Target Bonus, payable in cash in three equal installments on, or as soon as reasonably practical after, September 1, 2001, March 1, 2002, and September 1, 2002.  The Company will pay to the Employee a second retention bonus equal to the Employee’s Target Bonus, payable in cash in two equal installments on, or as soon as reasonably practical after, March 1, 2003, and September 1, 2003.  However, the Employee must be employed by the Company on the applicable payment date to receive the payment due on that date. (Notwithstanding the foregoing, if the Employee’s employment with the Company terminates before a particular payment date because of the Employee’s death or Disability, the Company will pay to the Employee (or the Employee’s estate in the case of death) a prorated portion of the retention bonus payment otherwise due on such payment date, based upon the number of days the Employee remained employed by the Company since the previous payment date.)  These retention bonuses will take the place of all other incentive compensation, whether annual or long-term, for the Company’s 2001 and 2002 fiscal years (except for any project bonus the Employee may be eligible to receive).  If the Employee is eligible for a project bonus for 2001, the retention bonus payments payable on September 1, 2001, and March 1, 2002, under this Agreement shall be offset against the project bonus for 2001.  If the Employee is eligible for a project bonus for 2002, the retention bonus payments payable on September 1, 2002, and March 1, 2003, under this Agreement shall be offset against the project bonus for 2002.  The retention bonus payment payable on September 1, 2003, shall be offset against any annual incentive or project incentive compensation otherwise payable for the Company’s 2003 fiscal year.

9.             Paragraph 4 of the Agreement is amended in its entirety to read as follows:

Severance Benefit.  If, following a Change in Control, (i) the Employee’s employment with the Company or its subsidiaries is terminated before December 31, 2003, (other than a termination for Cause or by reason of the Employee’s death, Disability or voluntary resignation or retirement) or (ii) the Employee’s Base Salary is reduced or the Employee is asked to relocate to a city more than 50 miles from the office or location in which the Employee is based on the date of the Change in Control and the Employee resigns employment before December 31, 2003, rather than accepting such reduction in Base Salary or relocation, the Employee shall be entitled to (1) a prorated portion of the next retention bonus payment, if any, that otherwise would be payable to the Employee if no termination had occurred, based upon the number of days the Employee remained employed by the Company since the previous payment date and (2) an amount equal to two times the sum of (a) the Employee’s Base Salary as of the date of termination and (b) the Employee’s Target Bonus.  Absent a Change in Control, if the Employee’s employment with the Company or its subsidiaries is terminated before December 31, 2003, (other than a termination for Cause or by reason of the Employee’s death, Disability or voluntary resignation or retirement), the Employee shall be entitled to (1) a prorated portion of the next retention bonus payment, if any, that otherwise would be payable to the Employee if no termination had occurred, based upon the number of days the Employee remained employed by the Company since the previous payment date and (2) an amount equal to the sum of (a) the Employee’s Base Salary as of the date of termination and (b) the Employee’s Target Bonus.  The Company shall pay these severance benefits to the Employee in a single lump sum cash payment within fifteen (15) days after the Employee’s final regular salary payment.  If the Employee’s employment with the Company or its subsidiaries is terminated for Cause or by reason of the Employee’s death, Disability or voluntary resignation or retirement, the Employee is not entitled to any severance benefit under this paragraph.  Any amounts owed to the Employee under this paragraph shall be subject to offset for amounts owed the Employee under any other plan or agreement providing for continuation of Compensation after termination of employment or for any other form of severance benefits that duplicate the benefits provided hereunder.  Notwithstanding the foregoing, any compensation for services rendered or consulting fees earned after the date of termination shall not diminish the Employee’s right to receive all severance benefits due under this paragraph.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

WASHINGTON GROUP INTERNATIONAL, INC.

By:

EMPLOYEE:

[ Name ]

SCHEDULE TO EXHIBIT 10.18.2

AMENDMENTS TO WGI RETENTION AGREEMENTS
WITH NAMED EXECUTIVES

EACH DATED AS OF AUGUST 20, 2002

George H. Juetten

Ambrose L. Schwallie

G. Bret Williams

Thomas H. Zarges